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                                                                      EXHIBIT 12


                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)



                                                           Nine Months Ended
                                                             Sept 30, 1996      1995       1994       1993      1992        1991
                                                           -----------------   ------     ------     ------    ------      ------
Earnings as defined:
Income before provision for income taxes ........               $145.1         $114.2     $116.6    $ 202.9    $144.6      $182.6

  Fixed charges ...................................               49.4           66.2       60.1       55.3      60.1        63.9
  Capitalized interest included in fixed charges...                (.9)          (1.7)         -       (2.8)     (2.0)       (1.2)
  Amortization of capitalized interest ............                1.8            3.5        3.4        3.5       3.5         3.3
                                                                ------         ------     ------    -------    ------      ------

          Total ...................................             $195.4         $182.2     $180.1      $258.9   $206.2      $248.6
                                                                ======         ======     ======    ========   ======      ======
Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount) .................             $ 44.7         $ 58.7     $ 53.7    $   46.9   $ 51.7      $ 55.5

  Capitalized interest ............................                 .9            1.7          -         2.8      2.0         1.2
  Portion of rentals representative of the interest
    factor ........................................                3.8            5.8        6.4         5.6      6.4         7.2
                                                                ------         ------     ------    --------   ------      ------
          Total ...................................             $ 49.4         $ 66.2     $ 60.1      $ 55.3   $ 60.1      $ 63.9
                                                                ======         ======     ======    ========   ======      ======


Ratio of earnings to fixed charges                                 4.0            2.8        3.0         4.7      3.4         3.9
                                                                ======         ======     ======    ========   ======      ======
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